Exhibit 99.1
July 15, 2015

Fellow shareholders,

In Q2, we eclipsed 65 million members, with over 42 million in the US and 23 million internationally. We are at the forefront of a wave of global Internet TV adoption and intend to make our service available throughout the world by the end of 2016. Our summary results and Q3 forecast are below.

(in millions except per share data and Streaming Content Obligations)	Q2 '14	Q3 '14	Q4 '14	Q1 '15	Q2 '15	Q3 '15 Forecast
Total Streaming:
Revenue	$1,146	$1,223	$1,305	$1,400	$1,481	$1,593
Contribution Profit	$212	$220	$178	$247	$248	$272
Contribution Margin	18.5%	18.0%	13.6%	17.7%	16.7%	17.1%
Paid Memberships	47.99	50.65	54.48	59.62	62.71	66.61
Total Memberships	50.05	53.06	57.39	62.27	65.55	69.10
Net Additions	1.69	3.02	4.33	4.88	3.28	3.55

US Streaming:
Revenue	$838	$877	$917	$985	$1,026	$1,069
Contribution Profit	$227	$251	$257	$312	$340	$349
Contribution Margin	27.1%	28.6%	28.0%	31.7%	33.1%	32.6%
Paid Memberships	35.09	36.27	37.70	40.32	41.06	42.51
Total Memberships	36.24	37.22	39.11	41.40	42.30	43.45
Net Additions	0.57	0.98	1.90	2.28	0.90	1.15

International Streaming:
Revenue	$307	$346	$388	$415	$455	$524
Contribution Profit (Loss)	$(15)	$(31)	$(79)	$(65)	$(92)	$(77)
Contribution Margin	-5.0%	-8.9%	-20.3%	-15.6%	-20.2%	-14.7%
Paid Memberships	12.91	14.39	16.78	19.30	21.65	24.10
Total Memberships	13.80	15.84	18.28	20.88	23.25	25.65
Net Additions	1.12	2.04	2.43	2.60	2.37	2.40

Total (including DVD):
Operating Income	$130	$110	$65	$97	$75	$81
Net Income*	$71	$59	$83	$24	$26	$31
EPS*	$0.16	$0.14	$0.19	$0.05	$0.06	$0.07

Free Cash Flow	$16	$(74)	$(78)	$(163)	$(229)
EBITDA	$172	$155	$110	$140	$119
Shares (FD)*	431.4	432.7	432.5	433.8	436.1
Streaming Content Obligations** ($B)	7.7	8.9	9.5	9.8	10.1
* EPS and shares adjusted for 7-for-1 stock split. Q4'14 Net Income/EPS includes a $39m / $0.10 benefit from a tax accrual release related to resolution of tax audit
**Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

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Q2 Results and Q3 Forecast
We added a Q2 record 3.3 million new streaming members, compared to 1.7 million in the previous year quarter. As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report and we clearly under-forecast in Q2 (forecast was 2.5 million net adds). We strive for accuracy in the forecast and our Q3 estimates are based on everything we know up to today.

We gained 0.9 million members in the US and added 2.4 million members internationally in Q2. We believe the higher than anticipated level of acquisition was fueled by the growing strength of our original programming slate, which in Q2 included the first seasons of Marvel’s Daredevil, Sense8, Dragons: Race to the Edge and Grace and Frankie as well as season 3 of Orange is the New Black. US revenue growth was also driven by a 5% year over year increase in ASP due to uptake in our HD 2-stream plan. We continue to target a 40% US contribution margin by 2020, even though we are running ahead of plan given stronger than expected top line performance and lower content and other streaming costs. We are forecasting Q3 US net adds of 1.15 million, slightly higher than the year ago period.

Our international segment is growing at a rapid pace. We did not add additional markets in Q2 but saw continued improvement across existing markets, including a full quarter of additions from our successful March 24, 2015 launch in Australia/New Zealand. We project Q3 international net adds of 2.4 million.

International revenue grew 48% year over year, despite an -$83 million impact from currency (+5% ASP growth x-F/X). As we expected, international losses increased sequentially with a full quarter of operating costs in AU/NZ. We expect this trend to continue in the second half as we launch additional markets (Japan in Q3 and Spain, Italy and Portugal in Q4) and prepare for further global expansion in 2016, including China as we continue to explore options there.

EPS for Q2 amounted to $0.06 after adjustment for our 7-for-1 stock split (EPS would have been $0.42 using pre-split share count). We remain committed to running around break-even globally on a net income basis through 2016, and to then deliver material global profits in 2017 and beyond.

Content
We are making great progress shifting to exclusive content and expanding our original content, which differentiates our service, drives enjoyment for existing members and helps motivate consumers to join Netflix.

In Q2, we launched our largest number to date of high profile Netflix original series. On April 10, Marvel’s Daredevil debuted to strong audience engagement, particularly for a new show. Grace and Frankie, the bittersweet comedy starring Lily Tomlin and Jane Fonda which launched on May 8, also has found a broad and appreciative audience around the world. Both series have already begun their second season of production.

Our global expansion extends to our content strategy as well. Sense8, the mind-bending cinematic thriller from the Wachowski siblings and J. Michael Straczynski that debuted June 5, is an ambitious, truly international show with talent behind and in front of the camera from multiple countries. Similarly, on August 7, we will launch in all territories our first non-English language original, Club de Cuervos1, a family comedy set in the world of futbol from Mexican filmmaker Gaz Alazraki, and on August 28, Narcos2, a gripping account of the roots of the cocaine trade, shot in Colombia and starring the great Brazilian star Wagner Moura as Pablo Escobar.
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1https://www.youtube.com/watch?v=9x3c8P3ooik&feature=youtu.be
2https://www.youtube.com/watch?v=U7elNhHwgBU&feature=youtu.be

2

The original documentary Chef’s Table and our latest DreamWorks Animation series Dragons: Race to the Edge are among our most viewed new originals to date. They are the perfect example of what we strive for in our original programming; an elevated version of popular genres that reach a large audience globally.

We closed the quarter with season 3 of Orange is the New Black, which went live on June 11 and set off a social media shockwave around the world. On the following Sunday, Netflix members globally watched a record number of hours in a single day, led by Orange, despite the season finale of HBO’s Game of Thrones and game five of the NBA finals also falling on that Sunday. Global enthusiasm for the third season of Orange underlines our ability to create franchise properties that bring new members to Netflix as well as delighting current ones. Nearly ninety percent of Netflix members have engaged with Netflix original content, another indicator that we are on the right path.

We anticipate that as our global content spend approaches $5 billion in 2016 on a P&L basis (over $6 billion cash), we will devote more investment to originals both in absolute dollars and percentage terms. This includes not only series, documentaries and stand-up but also original feature films.

We are moving into the original film business in order to have new, high-quality movies that our global members can find only on Netflix. As with series, we’ve chosen to take a portfolio approach covering a wide variety of genres and based around creators with great track records and stories they are passionate about. The first of our films, Beasts of No Nation, a gripping war drama from the award-winning director Cary Fukunaga (True Detective) and starring award-winning Idris Elba (Mandela, Luther, The Wire) will be available to all Netflix members and in select theaters in October. In June, we announced War Machine, a provocative satirical comedy starring Brad Pitt, which will be exclusively available to Netflix members and in select theaters next year. The release schedule for our slate of original films can be found here3.

Product
In June, we unveiled the new Netflix website, our first major update in over four years. The new experience has been built from the ground up to make it faster and easier for our members to discover great content to watch. The UI is a richer and more visual experience with improved title art and a better details view. It also works more like an app and less like a series of linked web pages. Early feedback has been positive from both members and the media, and retention should benefit.

In support of expanding our service globally, we are focused on adding more languages, optimizing our personalization algorithms for a global library in local markets, and expanding support for a range of device, operator and payment partnerships. We are also placing a greater emphasis on optimizing for mobile, which is the main means for Internet access in many emerging markets where we will be expanding in the future.

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3https://pr.netflix.com/WebClient/getNewsSummary.do?newsId=2282

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Strong Net Neutrality
Charter Communications made net neutrality history today by committing to open and free interconnection across the Charter/TWC network, if their pending merger is approved. This move ensures that all online video providers can aggressively compete for consumers' favor, without selective and increasing fees paid to ISPs. Charter's interconnection policy is the right way to scale the Internet. It means consumer will receive the fast connection speeds they expect. The Charter/TWC transaction, with this condition, would deliver significant public interest benefits to broadband consumers, and we urge its timely approval.

Competition
We compete with linear TV, PPV, video piracy, other Internet networks, video gaming and many other sources of entertainment. The recent Sandvine results from North America show that, looking at just the Internet networks segment, we continue to improve faster than others. Note that this data measures peak megabits, not peak viewing hours, so YouTube, for example, with more modest average video quality, is underrepresented in terms of hours.

DVD
Our DVD-by-mail business in the US continues to serve 5.3 million members and provided $77.9 million in contribution profit in Q2. The broad selection of titles, including new release movies and TV shows, remains appealing to a core user base and means that the tail on this business should be quite long.

Free Cash Flow & Capital
Free cash flow in Q2 amounted to -$229 million, compared with -$163 million in Q1. As we have previously detailed, our investment in originals is working capital intensive, which results in higher cash spent upfront relative to content amortization, and, we anticipate this trend to continue given our increased investment in originals. At the end of Q2, gross debt totaled $2.4 billion, which represented 4.6x LTM EBITDA and we ended the quarter with $2.8 billion in cash & equivalents and short term investments.

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Reference
For quick reference, our eight most recent investor letters are: April 20154, January 20155, October 20146,July 20147,April 20148, January 20149, October 201310, July 201311.

Summary
We’re pleased to see the growing momentum of our original programming driving strong growth in the US and abroad. With our first set of international markets having achieved contribution profitability, we’ll be making our first foray into Asia this Fall with our Japan launch, and are gearing up to offer our service around the globe.

Sincerely,

Reed Hastings, CEO	David Wells, CFO

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4http://files.shareholder.com/downloads/NFLX/4124769775x7871834x821407/DB785B50-90FE-44DA-9F5B-37DBF0DCD0E1/Q1_15_Earnings_Letter_final_tables.pdf
5http://files.shareholder.com/downloads/NFLX/4124769775x7871834x804108/043a3015-36ec-49b9-907c-27960f1a7e57/Q4_14_Letter_to_shareholders.pdf
6http://files.shareholder.com/downloads/NFLX/3754169286x0x786677/6974d8e9-5cb3-4009-97b1-9d4a5953a6a5/Q3_14_Letter_to_shareholders.pdf
7http://files.shareholder.com/downloads/NFLX/3527949458x0x769748/9b21df7f-743c-4f0f-94da-9f13e384a3d2/July2014EarningsLetter_7.21.14_final.pdf
8http://files.shareholder.com/downloads/NFLX/3337146746x0x745654/fb5aaae0-b991-4e76-863c-3b859c8dece8/Q114%20Earnings%20Letter%204.21.14%20final.pdf
9http://files.shareholder.com/downloads/NFLX/3337146746x0x720306/119321bc-89c3-4306-93ac-93c02da2354f/Q4%2013%20Letter%20to%20shareholders.pdf
10http://files.shareholder.com/downloads/NFLX/2531040512x0x698481/ecfe1ab4-66f5-4e23-a64a-1ca025216e5e/Q313%20Earnings%20Letter%2010.21.13%2010.30am.pdf
11http://files.shareholder.com/downloads/NFLX/2531040512x0x678215/a9076739-bc08-421e-8dba-52570f4e489e/Q213%20Investor%20Letter.pdf

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July 15th, 2015 Earnings Interview
Reed Hastings, David Wells and Ted Sarandos will participate in a live video interview today at 1:30 p.m. Pacific Time at youtube.com/netflixir. The discussion will be moderated by Mark Mahaney, RBC Capital Markets and Rich Greenfield, BTIG Research. Questions that investors would like to see asked should be sent to mark.mahaney@rbccm.com or michael@moffettnathanson.com.

IR Contact:	PR Contact:
Spencer Wang	Jonathan Friedland
Vice President, Finance & Investor Relations	Chief Communications Officer
408 540-3700	310 734-2958

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of net income on a pro forma basis excluding the release of tax reserves, free cash flow and EBITDA. Management believes that the non-GAAP measures of net income on a pro forma basis excluding the release of tax reserves provides useful information as these measures exclude effects that are not indicative of our core operating results. Management believes that free cash flow and EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding US contribution margin growth; international expansion; content launches; product improvements; content spend, including investments in originals; lifespan of our DVD business; member growth domestically and internationally, including net, total and paid; revenue; contribution profit (loss) and contribution margin for both domestic (streaming and DVD) and international operations, as well as consolidated operating income, net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 29, 2015. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues	$1,644,694	$1,573,129	$1,340,407	$3,217,823	$2,610,496
Cost of revenues	1,121,752	1,046,401	914,848	2,168,153	1,784,034
Marketing	197,140	194,677	120,763	391,817	257,861
Technology and development	155,061	143,106	115,182	298,167	225,492
General and administrative	95,906	91,489	60,014	187,395	115,914
Operating income	74,835	97,456	129,600	172,291	227,195
Other income (expense):
Interest expense	(35,217)	(26,737)	(13,328)	(61,954)	(23,380)
Interest and other income (expense)	872	(32,293)	1,100	(31,421)	2,501
Income before income taxes	40,490	38,426	117,372	78,916	206,316
Provision for income taxes	14,155	14,730	46,354	28,885	82,183
Net income	$26,335	$23,696	$71,018	$50,031	$124,133
Earnings per share:
Basic	$0.06	$0.06	$0.17	$0.12	$0.30
Diluted	$0.06	$0.05	$0.16	$0.12	$0.29
Weighted-average common shares outstanding:
Basic	425,340	423,624	419,974	424,486	419,349
Diluted	436,097	433,809	431,441	434,958	431,141

8

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$2,293,872	$1,113,608
Short-term investments	502,886	494,888
Current content library, net	2,510,946	2,125,702
Other current assets	292,806	206,271
Total current assets	5,600,510	3,940,469
Non-current content library, net	3,640,767	2,773,326
Property and equipment, net	171,396	149,875
Other non-current assets	242,188	192,981
Total assets	$9,654,861	$7,056,651
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$2,556,180	$2,117,241
Accounts payable	211,729	201,581
Accrued expenses	150,406	69,746
Deferred revenue	301,754	274,586
Total current liabilities	3,220,069	2,663,154
Non-current content liabilities	1,942,624	1,575,832
Long-term debt	2,400,000	900,000
Other non-current liabilities	60,093	59,957
Total liabilities	7,622,786	5,198,943
Stockholders' equity:
Common stock	1,200,880	1,042,870
Accumulated other comprehensive loss	(38,120)	(4,446)
Retained earnings	869,315	819,284
Total stockholders' equity	2,032,075	1,857,708
Total liabilities and stockholders' equity	$9,654,861	$7,056,651

9

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Cash flows from operating activities:
Net income	$26,335	$23,696	$71,018	$50,031	$124,133
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Additions to streaming content library	(1,273,677)	(1,611,925)	(813,314)	(2,885,602)	(1,562,713)
Change in streaming content liabilities	191,154	626,325	78,359	817,479	120,603
Amortization of streaming content library	822,600	749,518	639,037	1,572,118	1,239,772
Amortization of DVD content library	20,813	21,185	16,923	41,998	33,044
Depreciation and amortization of property, equipment and intangibles	15,581	15,167	12,977	30,748	25,359
Stock-based compensation expense	28,590	27,441	29,285	56,031	55,110
Excess tax benefits from stock-based compensation	(39,427)	(29,001)	(14,628)	(68,428)	(47,360)
Other non-cash items	6,682	6,306	3,251	12,988	5,447
Deferred taxes	(4,232)	(37,042)	(16,569)	(41,274)	(29,672)
Changes in operating assets and liabilities:
Other current assets	(39,614)	23,109	(20,685)	(16,505)	14,381
Accounts payable	6,447	(10,625)	(3,086)	(4,178)	19,726
Accrued expenses	41,624	35,922	59,008	77,546	58,566
Deferred revenue	16,414	10,754	11,315	27,168	25,563
Other non-current assets and liabilities	(633)	21,788	3,133	21,155	10,424
Net cash (used in) provided by operating activities	(181,343)	(127,382)	56,024	(308,725)	92,383
Cash flows from investing activities:
Acquisition of DVD content library	(19,786)	(22,906)	(20,981)	(42,692)	(35,895)
Purchases of property and equipment	(27,538)	(13,036)	(19,869)	(40,574)	(33,203)
Other assets	(639)	225	1,129	(414)	1,424
Purchases of short-term investments	(67,949)	(90,940)	(170,908)	(158,889)	(231,454)
Proceeds from sale of short-term investments	48,412	51,948	89,662	100,360	232,710
Proceeds from maturities of short-term investments	19,170	31,887	92,014	51,057	95,104
Net cash (used in) provided by investing activities	(48,330)	(42,822)	(28,953)	(91,152)	28,686
Cash flows from financing activities:
Proceeds from issuance of common stock	23,804	10,916	14,469	34,720	46,917
Proceeds from issuance of debt	—	1,500,000	—	1,500,000	400,000
Issuance costs	(397)	(17,232)	(353)	(17,629)	(7,080)
Excess tax benefits from stock-based compensation	39,427	29,001	14,628	68,428	47,360
Principal payments of lease financing obligations	(287)	(251)	(271)	(538)	(538)
Net cash provided by financing activities	62,547	1,522,434	28,473	1,584,981	486,659
Effect of exchange rate changes on cash and cash equivalents	6,221	(11,061)	1,250	(4,840)	1,551
Net (decrease) increase in cash and cash equivalents	(160,905)	1,341,169	56,794	1,180,264	609,279
Cash and cash equivalents, beginning of period	2,454,777	1,113,608	1,157,450	1,113,608	604,965
Cash and cash equivalents, end of period	$2,293,872	$2,454,777	$1,214,244	$2,293,872	$1,214,244

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Non-GAAP free cash flow reconciliation:
Net cash (used in) provided by operating activities	$(181,343)	$(127,382)	$56,024	$(308,725)	$92,383
Acquisition of DVD content library	(19,786)	(22,906)	(20,981)	(42,692)	(35,895)
Purchases of property and equipment	(27,538)	(13,036)	(19,869)	(40,574)	(33,203)
Other assets	(639)	225	1,129	(414)	1,424
Non-GAAP free cash flow	$(229,306)	$(163,099)	$16,303	$(392,405)	$24,709

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Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Domestic Streaming
Total memberships at end of period	42,300	41,397	36,244	42,300	36,244
Paid memberships at end of period	41,057	40,315	35,085	41,057	35,085

Revenues	$1,025,913	$984,532	$838,225	$2,010,445	$1,636,842
Cost of revenues	612,691	582,529	546,223	1,195,220	1,063,317
Marketing	73,427	89,551	64,727	162,978	144,985
Contribution profit	339,795	312,452	227,275	652,247	428,540

International Streaming
Total memberships at end of period	23,251	20,877	13,801	23,251	13,801
Paid memberships at end of period	21,649	19,304	12,907	21,649	12,907

Revenues	$454,763	$415,397	$307,461	$870,160	$574,579
Cost of revenues	422,966	375,278	266,697	798,244	511,964
Marketing	123,713	105,126	56,036	228,839	112,876
Contribution profit (loss)	(91,916)	(65,007)	(15,272)	(156,923)	(50,261)

Domestic DVD
Total memberships at end of period	5,314	5,564	6,261	5,314	6,261
Paid memberships at end of period	5,219	5,470	6,167	5,219	6,167

Revenues	$164,018	$173,200	$194,721	$337,218	$399,075
Cost of revenues	86,095	88,594	101,928	174,689	208,753
Contribution profit	77,923	84,606	92,793	162,529	190,322

Consolidated

Revenues	$1,644,694	$1,573,129	$1,340,407	$3,217,823	$2,610,496
Cost of revenues	1,121,752	1,046,401	914,848	2,168,153	1,784,034
Marketing	197,140	194,677	120,763	391,817	257,861
Contribution profit	325,802	332,051	304,796	657,853	568,601
Other operating expenses	250,967	234,595	175,196	485,562	341,406
Operating income	74,835	97,456	129,600	172,291	227,195
Other income (expense)	(34,345)	(59,030)	(12,228)	(93,375)	(20,879)
Provision for income taxes	14,155	14,730	46,354	28,885	82,183
Net income	$26,335	$23,696	$71,018	$50,031	$124,133

11

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$71,018	$59,295	$83,371	$23,696	$26,335
Add:
Interest and other (income) expense	12,228	12,870	19,530	59,030	34,345
Provision (benefit) for income taxes	46,354	38,242	(37,855)	14,730	14,155
Depreciation and amortization of property, equipment and intangibles	12,977	14,357	14,312	15,167	15,581
Stock based compensation	29,285	29,878	30,251	27,441	28,590
Adjusted EBITDA	$171,862	$154,642	$109,609	$140,064	$119,006

Three Months Ended
December 31, 2014
Non-GAAP net income reconciliation:
GAAP net income	$83,371
Less: Release of tax accrual	(38,612)
Non-GAAP net income	$44,759
Non-GAAP earnings per share:
Basic	0.11
Diluted	0.10
Weighted-average common shares outstanding:
Basic	422,244
Diluted	432,514

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